EXHIBIT 99.2

Letter to Brokers

DORAL FINANCIAL CORPORATION

Offer to Exchange

Up to 16,500,000 Shares of Doral Financial Corporation Common Stock for Issued and Outstanding Shares of Doral Financial Corporation 7.00% Noncumulative Monthly Income Preferred Stock, Series A (CUSIP No. 25811P209), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (CUSIP No. 25811P308), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (CUSIP No. 25811P407), and 4.75% Perpetual Cumulative Convertible Preferred Stock (CUSIP Nos. 25811P704; 25811P506)

THE EXCHANGE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MARCH 12, 2010 UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

To: Banks, Brokers, Custodians, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Doral Financial Corporation (“we” or the “Company”) is offering, upon and subject to the terms and conditions set forth in the prospectus, dated February 11, 2010 (the “prospectus”) and the accompanying letter of transmittal, to exchange its 7.00% Noncumulative Monthly Income Preferred Stock, Series A (“Series A preferred stock”), 8.35% Noncumulative Monthly Income Preferred Stock, Series B (“Series B preferred stock”), 7.25% Noncumulative Monthly Income Preferred Stock, Series C (“Series C preferred stock”, and together with the Series A preferred stock and the Series B preferred stock, the “noncumulative preferred stock”), and 4.75% Perpetual Cumulative Convertible Preferred Stock (“convertible preferred stock”, and together with the noncumulative preferred stock, the “preferred stock”) for newly issued shares of its common stock, par value $0.01 per share (the “common stock”). All capitalized terms used herein and not defined herein have the meaning ascribed to them in the prospectus.

The terms and conditions of the exchange offer are set forth in the prospectus and the related letter of transmittal. For each share of preferred stock that we accept for exchange in accordance with the terms of the exchange offer, we will issue a number of shares of our common stock having the aggregate dollar value (the “exchange value”) set forth in the table below. We refer to the number of shares of our common stock we will issue for each share of preferred stock we accept in the exchange offer as the “exchange ratio”.

If the aggregate liquidation preference of all shares of preferred stock tendered in the exchange offer would result in the issuance, upon consummation of the exchange offer, of a number of shares of our common stock in excess of 16,500,000 shares (the “maximum exchange amount”), we will accept for tender only that number of preferred stock that will ensure that not more than 16,500,000 shares of our common stock are issued in the exchange offer and we may have to reduce (on a prorated basis) the number of shares of preferred stock that we accept in the exchange offer to remain within this limit.

The table below sets forth certain information regarding the series of preferred stock that are the subject of the exchange offer.

			Aggregate	Exchange offer consideration per share
		Liquidation	liquidation			Consideration as %
		amount	preference	Common	Exchange	of liquidation
CUSIP	Title of security	per share	outstanding	shares(1)	value(1)	preference

25811P209	7.00% Noncumulative Monthly Income Preferred Stock, Series A	$50.00	$63,341,350	4.12	$13.02	26.0%

25811P308	8.35% Noncumulative Monthly Income Preferred Stock, Series B	$25.00	$44,566,525	2.06	$6.51	26.0%

25811P407	7.25% Noncumulative Monthly Income Preferred Stock, Series C	$25.00	$89,480,050	2.06	$6.51	26.0%

25811P704; 25811P506	4.75% Perpetual Cumulative Convertible Preferred Stock	$250.00	$218,040,000	20.59	$65.06	26.0%

(1)	The exchange value is equal to the number of shares of common stock offered per share of preferred stock multiplied by the last reported sale price of our common stock. Because the number of shares of common stock to be issued in the exchange offer is fixed, changes in the trading prices of the common stock will result in the market value of the common stock you receive in exchange for tendering your shares being different than the value reflected in the table above. The last reported sale price of our common stock on February 10, 2010, was $3.16 per share.

The Company will not issue fractional shares of its common stock in the exchange offer. A holder otherwise entitled to a fractional share of our common stock pursuant to the terms of the exchange offer will receive an amount of cash based upon a price per share of common stock of $4.25.

We are requesting that you contact your clients for whom you hold shares of preferred stock regarding the exchange offer. For your information and for forwarding to your clients for whom you hold shares of preferred stock registered in your name or in the name of your nominee, or who hold shares of preferred stock registered in their own names, we are enclosing the following documents:

1.	The prospectus;

2.	The letter of transmittal for your use and for the information of your clients and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

3.	A form of letter which may be sent to your clients for whose account you hold preferred stock registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer; and

4.	Return envelopes addressed to MacKenzie Partners, Inc., the exchange agent, for shares of preferred stock.

We are not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Depository Trust Company (“DTC”) prior to the expiration date. Tenders not received by the exchange agent on or prior to the expiration date will be disregarded and have no effect.

DTC participants must electronically transmit their acceptance of the exchange offer by causing DTC to transfer their shares of preferred stock to the exchange agent in accordance with DTC’s ATOP procedures for such a transfer. Through DTC’s ATOP procedures, banks, brokers, dealers, custodians, commercial banks, trust companies or other nominees must deliver to the exchange agent an electronic message that contains:

•	your client’s acknowledgment and agreement to, and agreement to be bound by, the terms of the letter of transmittal; and

•	a timely confirmation of book-entry transfer of your client’s shares of preferred stock into the exchange agent’s account.

DTC will then send an Agent’s Message (defined below) to the exchange agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the exchange agent and forming a part of the Book-Entry Confirmation (defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering shares of preferred stock that are the subject of such Book-Entry Confirmation (defined below) that such participant has received and agrees to be bound by the terms of the exchange offer, as set forth in the prospectus and the accompanying letter of transmittal and that the Company may enforce such agreement against such participant.

In all cases, the exchange of shares of preferred stock will be made only after timely receipt by the exchange agent or confirmation of book-entry transfer of such shares of preferred stock (the “Book-Entry Confirmation”), a properly completed and duly executed accompanying letter of transmittal (or a facsimile thereof or satisfaction of the procedures of DTC) and any other documents required thereby.

We will only make payments to banks, brokers, custodians, dealers, commercial banks, trust companies or other nominees or other persons for soliciting acceptances of the exchange offer as specified in the prospectus. We will pay the relevant soliciting dealer a fee of 0.50% of the liquidation preference accepted for exchange. In order to be eligible to receive the soliciting dealer fee, a properly completed soliciting dealer form must be received by the exchange agent prior to the expiration date. Additional details are provided in the prospectus.

We will upon request, reimburse banks, brokers, custodians, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of preferred stock held by them as nominee or in a fiduciary capacity. We will pay or cause to be paid all stock transfer taxes applicable to the exchange of preferred stock in the exchange offer, except as set forth in the letter of transmittal.

Any requests for additional copies of the enclosed materials should be directed to the information agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal. Holders may also contact UBS Securities LLC, the dealer manager, at the telephone numbers set forth below, or such holder’s bank, broker, custodian, dealer, commercial bank, trust company or other nominee, for assistance concerning the exchange offer.

The exchange agent and information agent for the exchange offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

BY MAIL: P.O. Box 859208 Braintree, MA 02185-9208 Attention: Corporate Actions; Doral	BY OVERNIGHT COURIER: 161 Bay State Drive Braintree, MA 02184 Attention: Corporate Actions; Doral

By Facsimile:
(For Eligible Institutions only)
(781) 930-4942
Attention: Doral
Confirmation by Telephone:
(781) 930-4900

The dealer manager for the exchange offer is:

UBS Investment Bank

677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Liability Management Group
U.S. Toll-Free: (888) 719-4210
Call Collect: (203) 719-4210

Very truly yours,

DORAL FINANCIAL CORPORATION

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the accompanying letter of transmittal.

Enclosures

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